Exhibit 99.1

PolarityTE Announces Resignation of Jeff Dyer from its Board of

Directors

SALT LAKE CITY, September 8, 2022 – PolarityTE, Inc. (Nasdaq: PTE) a biotechnology company developing regenerative tissue products and biomaterials, today announced that Jeff Dyer, PhD, has decided to resign from its Board of Directors, effective immediately.

“On behalf of our Board and PolarityTE’s management team, we thank Jeff for his service and longstanding commitment to the Company,” stated Richard Hague, Chief Executive Officer of PolarityTE. “We greatly appreciate the leadership and insight that Jeff has provided over the past five and a-half years as we pursued the path that led to an IND accepted by FDA for our product SkinTE® and the start of an approved clinical trial in diabetic foot ulcers.”

Dr. Dyer stated, “It has been an honor to serve as a director of PolarityTE. Richard and his team have done an incredible job advancing PolarityTE’s IND application and clinical trial process. Now that PolarityTE has settled into a well-defined regulatory path and clinical trial process for SkinTE®, I believe my time and talents may be better applied in other opportunities and endeavors.” Dr. Dyer went on to say, “I want to thank my fellow directors and wish the Company nothing but success.”

About PolarityTE®

PolarityTE, Inc., headquartered in Salt Lake City, Utah, is a biotechnology company developing regenerative tissue products. PolarityTE’s first regenerative tissue product is SkinTE®. PolarityTE has an open investigational new drug application (IND) for SkinTE® with the U.S. Food and Drug Administration (FDA) and is now pursuing the first of two pivotal studies on SkinTE® needed to support a biologics license application (BLA). SkinTE® is available for investigational use only. Learn more at www.PolarityTE.com.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic, future clinical studies, and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

PolarityTE Investor Relations

ir@PolarityTE.com

385-831-5284

Media:

David Schull or Ignacio Guerrero-Ros

David.schull@russopartnersllc.com

Ignacio.guerrero-ros@russopartnersllc.com